ABA Retirement Funds Updated Historical Fund Performance	Filed Pursuant to Rule 433 Registration No. 333-159466

AMERICAN BAR ASSOCIATION MEMBERS/STATE STREET COLLECTIVE TRUST Free Writing Prospectus Dated December 15, 2009 Relating to Prospectus Dated July 2, 2009

Core Funds			Periods Ended November 30, 2009
Fund Name	Inception to Date or 10 Year Annualized[1]				Annualized
Comparative Benchmark		1 Month	3 Month	Year to Date	1 Year	3 Year	5 Year
Stable Asset Return Fund (annualized*; inception 9/5/95)	4.02%	1.53%	1.55%	2.01%	2.11%	3.48%	3.60%
Bond Core Plus Fund (formerly the Intermediate Bond Fund; inception 9/5/95)	6.66%	1.49%	3.10%	11.50%	17.82%	6.91%	5.67%
Barclays Capital U.S. Aggregate Bond Index	6.45%	1.29%	2.86%	7.61%	11.63%	6.40%	5.49%
Large Cap Equity Fund (inception 7/2/09)	19.16%	6.02%	8.73%	N/A	N/A	N/A	N/A
Russell 1000 Index	19.62%	5.89%	7.75%	N/A	N/A	N/A	N/A
Small-Mid Cap Equity Fund (inception 7/2/09)	14.48%	3.42%	3.38%	N/A	N/A	N/A	N/A
Russell 2500 Index	16.15%	4.03%	3.70%	N/A	N/A	N/A	N/A
International All Cap Equity Fund (redesigned 7/2/09; inception 9/5/95)	- 0.13%	3.68%	5.85%	32.35%	43.74%	-6.40%	3.34%
MSCI All Country World Ex-U.S. Index	3.55%	2.87%	6.81%	38.52%	46.42%	-3.18%	6.28%
MSCI EAFE Index	1.90%	2.00%	4.58%	29.91%	37.72%	-5.52%	4.13%
Real Asset Return Fund (inception 7/7/09)	18.98%	4.16%	7.47%	N/A	N/A	N/A	N/A
Custom Benchmark**	18.83%	4.17%	7.76%	N/A	N/A	N/A	N/A

*	The one month, three month and year to date performance for the Fund is annualized.
**

Custom Benchmark since inception data reflects performance from 7/7/09. The Custom Benchmark for the Real Asset Return Fund is the composite performance of the benchmarks for the three underlying asset classes that make up the Real Asset Return Fund. The benchmarks comprising the composite include the Dow Jones U.S. Select REIT Index, Dow Jones-UBS Commodity Index and the Barclays Capital U.S. Treasury Inflation Protected Securities Index.

[1]	Inception to date returns annualized where Fund has at least one year of performance. Where Fund has greater than 10 years of performance history, the 10 year annualized return is reported.

Index Funds
Fund Name	Inception to Date or 10 Year Annualized[1]				Annualized
Comparative Benchmark		1 Month	3 Month	Year to Date	1 Year	3 Year	5 Year
Bond Index Fund[2] (inception 2/3/09)	7.72%	1.20%	2.69%	N/A	N/A	N/A	N/A
Barclays Capital U.S. Aggregate Bond Index***	8.57%	1.29%	2.86%	N/A	N/A	N/A	N/A
Large Cap Index Equity Fund[2] (inception 2/9/09)	28.27%	5.93%	7.61%	N/A	N/A	N/A	N/A
Standard & Poor’s 500 Index	28.67%	6.00%	7.91%	N/A	N/A	N/A	N/A
All Cap Index Equity Fund (formerly the Index Equity Fund; inception 9/05/95)	-0.37%	5.65%	7.08%	24.00%	26.59%	-6.33%	0.45%
Russell 3000 Index	0.13%	5.68%	7.28%	24.78%	27.17%	-5.93%	0.90%
Mid Cap Index Equity Fund[2] (inception 2/3/09)	42.43%	3.97%	4.68%	N/A	N/A	N/A	N/A
Standard & Poor’s Mid Cap 400 Index	38.93%	4.05%	5.01%	N/A	N/A	N/A	N/A
Small Cap Index Equity Fund[2] (inception 2/3/09)	36.75%	3.06%	1.09%	N/A	N/A	N/A	N/A
Russell 2000 Index	30.63%	3.14%	1.68%	N/A	N/A	N/A	N/A
International Index Equity Fund [2,3] (inception 3/3/09)	71.61%	3.81%	6.50%	N/A	N/A	N/A	N/A
MSCI All Country World Ex-U.S. Index	76.56%	2.87%	6.81%	N/A	N/A	N/A	N/A

***	Index since inception data reflects performance from 2/2/09.
[1]	Inception to date returns annualized where Fund has at least one year of performance. Where Fund has greater than 10 years of performance history, the 10 year annualized return is reported.
[2]

The Index Funds introduced in February and March 2009 experienced tracking error for periods since inception through September 24, 2009 due to timing of contributions by participants to the underlying funds and also redemptions by participants out of the underlying funds (in addition to the impact of Fund expenses). Since September 25, 2009, each of the Index Funds is being invested in an underlying fund that matches the timing of contributions and redemptions, which State Street believes should lower future tracking error after taking into account the impact of Fund expenses.

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As described in the Prospectus, State Street may utilize fair value pricing adjustments for the Fund in certain circumstances. It did make such adjustments on October 30, 2009 that resulted in a reduction of approximately .94% in the Fund’s net asset value in comparison to the customary pricing methodology utilized for the Fund. The MSCI All Country World Ex-U.S. Index did not apply fair value pricing adjustments on October 30, 2009, and the reported Index returns do not reflect a similar reduction as of that date. The one month return of the Fund for the period ending November 30, 2009 includes the reversal of the reduction.

ABA Retirement Funds Fund Performance

Updated Historical Fund Performance (continued)					Periods Ended November 30, 2009

Pre-Mixed/Single Solution Funds Retirement Date Funds
Fund Name	Inception to Date[1]			Year to Date	Annualized
Comparative Benchmark		1 Month	3 Month		1 Year	3 Year	5 Year
Lifetime Income Retirement Date Fund (inception 8/9/06)	2.76%	2.71%	4.42%	13.95%	17.07%	1.37%	N/A
Custom Benchmark*	3.47%	2.80%	4.69%	14.77%	17.92%	2.08%	N/A
2010 Retirement Date Fund (inception 8/8/06)	2.03%	3.43%	5.03%	14.33%	19.56%	0.08%	N/A
Custom Benchmark*	2.45%	3.43%	5.23%	14.74%	19.69%	0.39%	N/A
2020 Retirement Date Fund (inception 8/2/06)	0.81%	4.03%	5.51%	18.21%	23.58%	-2.00%	N/A
Custom Benchmark*	0.98%	3.94%	5.73%	18.67%	23.76%	-1.76%	N/A
2030 Retirement Date Fund (inception 8/2/06)	-0.36%	4.36%	5.77%	21.20%	26.39%	-3.57%	N/A
Custom Benchmark*	-0.17%	4.21%	6.01%	21.79%	26.77%	-3.25%	N/A
2040 Retirement Date Fund (inception 8/3/06)	-0.89%	4.48%	5.93%	23.55%	28.46%	-4.03%	N/A
Custom Benchmark*	-0.41%	4.30%	6.17%	24.19%	29.04%	-3.62%	N/A

*    Custom Benchmark since inception data reflects performance from 8/1/06. The Custom Benchmark for each of the Retirement Date Funds is the composite performance of respective benchmarks for the underlying asset classes that make up the investment allocation of that Retirement Date Fund. Since May 1, 2007, the respective benchmarks comprising the composites include some or all of the Ryan Labs Three Year GIC Index, Barclays Capital U.S. Aggregate Bond Index, Barclays Capital U.S. Long Government Bond Index, Barclays Capital U.S. Treasury Inflation Protected Securities Index, Standard & Poor’s 500® Index, Standard & Poor’s MidCap® Index, Russell 2000® Index and Morgan Stanley Capital International All-Country World Ex-U.S. Index.

[1]     Inception to date returns annualized where Fund has at least one year of performance. Where Fund has greater than 10 years of performance history, the 10 year annualized return is reported.

Target Risk Funds
Fund Name	Inception to Date[1]			Year to Date	Annualized
Comparative Market Index or Benchmark		1 Month	3 Month		1 Year	3 Year	5 Year
Conservative Risk Fund (inception 7/7/09)	10.89%	2.45%	4.14%	N/A	N/A	N/A	N/A
Custom Benchmark**	11.10%	2.51%	4.30%	N/A	N/A	N/A	N/A
Moderate Risk Fund (inception 7/7/09)	16.07%	3.59%	5.48%	N/A	N/A	N/A	N/A
Custom Benchmark**	16.45%	3.54%	5.63%	N/A	N/A	N/A	N/A
Aggressive Risk Fund (inception 7/7/09)	21.46%	4.60%	6.53%	N/A	N/A	N/A	N/A
Custom Benchmark**	21.38%	4.46%	6.75%	N/A	N/A	N/A	N/A

**        Custom Benchmark since inception data reflects performance from 7/7/09. The Custom Benchmark for each of the Target Risk Funds is the composite performance of respective benchmarks for the underlying asset classes that make up each of the three Target Risk Funds. The respective benchmarks comprising the composites include some or all of the Barclays Capital U.S. Aggregate Bond Index, the Barclays Capital U.S. Treasury Inflation Protected Securities Index, the Dow Jones U.S. Select REIT index, the Dow Jones-UBS Commodity Index, the Russell 3000® Index, the Citigroup 3-Month T-Bill, the Morgan Stanley Capital International EAFE Index and the Morgan Stanley Capital International All-Country World Ex-U.S. Index.

[1]           Inception to date returns annualized where Fund has at least one year of performance. Where Fund has greater than 10 years of performance history, the 10 year annualized return is reported.

Other Funds
Fund Name					Annualized
Comparative Benchmark	10 Year Annualized[1]	1 Month	3 Month	Year to Date	1 Year	3 Year	5 Year
Balanced Fund (closed to new investments 7/2/09; inception 1/2/92)	3.39%	4.19%	6.57%	20.37%	24.79%	-2.02%	1.82%
60% Russell 1000 Index /40% Barclays Capital U.S. Aggregate Bond Index***	2.81%	4.05%	5.81%	18.51%	21.42%	-0.57%	3.11%

***	Benchmark shown is a blend of 60% Russell 1000 Index and 40% Barclays Capital U.S. Aggregate Bond Index.
[1]	Inception to date returns annualized where Fund has at least one year of performance. Where Fund has greater than 10 years of performance history, the 10 year annualized return is reported.

The American Bar Association Members/State Street Collective Trust (the “Collective Trust”) has filed a registration statement (including the Prospectus) and related free writing prospectuses (collectively, the “Prospectus”) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus in that registration statement and other documents the Collective Trust has filed with the SEC for more complete information about the Collective Trust and this offering. You may get these documents free of charge by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request the Prospectus from State Street Bank and Trust Company of New Hampshire (“State Street”) by calling toll free (800) 348-2272 or at www.abaretirement.com.

The tables above show the total return, after expenses, of the listed Funds for the periods presented. Please refer to the Prospectus for complete information regarding the Funds and the ABA Retirement Funds Program, including fees and expenses and additional information relating to calculation of historical performance. Not all of the Funds have had the same Investment Advisor(s) for the entire period(s) for which performance is shown. Past performance is not a guarantee or indicator of future results. The Funds are not mutual funds and are not registered as investment companies under the Investment Company Act of 1940 and, therefore, are not subject to compliance with the requirements of such act or the protections afforded thereunder. In addition, units of the Funds are not deposits of or obligations of, or guaranteed or endorsed by, State Street Bank and Trust Company, State Street Global Advisors, State Street, or its affiliates, are not insured by the Federal Deposit Insurance Corp., the Federal Reserve Board or any other agency, and involve risks including the possible loss of principal.

For additional information, please contact:

ABA Retirement Funds Program

P.O. Box 5142

Boston, MA 02206-5142

(800) 348-2272

www.abaretirement.com

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